UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2008
Clear Channel Outdoor Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32663	86-0812139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Basse Road San Antonio, Texas (Address of principal executive offices)	78209 (Zip Code)
Registrant’s telephone number, including area code: (210) 832-3700
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (d) The Board of Directors (the “Board”) of Clear Channel Outdoor Holdings, Inc. (the “Company”), acting pursuant to the authority granted to it by the Company’s Amended and Restated Bylaws, as amended, (1) increased the size of the Board from seven (7) to ten (10) directors, and (2) appointed Margaret W. Covell, Blair E. Hendrix, Daniel G. Jones and Scott R. Wells (collectively, the “New Directors”) to fill the four (4) vacancies on the Board, including the vacancy created by W. Douglas Parker resigning from the Board on July 16, 2008. The appointment of the New Directors to the Board was effective on August 6, 2008.
     Margaret W. Covell is a Managing Director at Thomas H. Lee Partners, L.P. (“THL”). Ms. Covell joined THL in 2006 and leads its Strategic Resource Group, which works in collaboration with senior management and THL investment professionals to drive value at portfolio companies. Prior to joining THL, Ms. Covell was a Partner at the Monitor Group, a global strategic advisory firm, where she led the firm’s Operations Strategy business unit. Ms. Covell’s initial term on the Board is scheduled to terminate on the date of the Company’s 2009 Annual Meeting of Stockholders.
     Blair E. Hendrix is an Operating Partner at Bain Capital Partners, LLC (“Bain Capital”), which he joined in 2000. Prior to joining Bain Capital, he was Executive Vice President and Chief Operating Officer of SleepMed, Inc. Mr. Hendrix also serves as a director of Keystone Automotive Operations, Inc. and has previously served as a director of Innophos Holdings, Inc. (IPHS) and SMTC Corporation (SMTX). Mr. Hendrix’s initial term on the Board is scheduled to terminate on the date of the Company’s 2010 Annual Meeting of Stockholders.
     Daniel G. Jones is a Vice President at THL. Mr. Jones joined THL in 2007 and is part of the firm’s Strategic Resource Group, which works in collaboration with senior management and THL investment professionals to drive value at portfolio companies. Prior to joining THL, Mr. Jones was a management consultant at the Monitor Group, a global strategic advisory firm. Before Monitor, Mr. Jones worked in a variety of corporate finance roles, lastly as Financial Project Manager and Deputy to the Chief Financial Officer at LAN Airlines, the leading Latin American passenger and cargo airline. Mr. Jones’ initial term on the Board is scheduled to terminate on the date of the Company’s 2010 Annual Meeting of Stockholders.
     Scott R. Wells is an Executive Vice President at Bain Capital, which he joined in 2007. Prior to joining Bain Capital, he held several executive roles at Dell, Inc., most recently as Vice President of Public Marketing and On-line in the Americas. Prior to joining Dell, Mr. Wells was a Partner at Bain & Company, where he focused primarily on technology and consumer-oriented companies. Mr. Wells’ initial term on the Board is scheduled to terminate on the date of the Company’s 2011 Annual Meeting of Stockholders.
     The New Directors will not receive any compensation for their service on the Board. The Board has not yet determined the New Directors’ Board committee assignments.
     On July 30, 2008, Clear Channel Communications, Inc. (“Communications”) was merged with BT Triple Crown Merger Co., Inc., an indirect wholly owned subsidiary of CC Media Holdings, Inc., a corporation formed by private equity funds sponsored by Bain Capital and THL. The Company is an indirect subsidiary of Communications. Each of the New Directors is an employee of Bain Capital or THL.

     Communications, through its wholly owned subsidiary, Clear Channel Holdings, Inc., owns all of the Company’s outstanding shares of Class B common stock, representing approximately 88.6% of the outstanding shares of the Company’s common stock and approximately 99% of the total voting power of the Company’s common stock. The Company has entered into several agreements (the “Intercompany Agreements”) with Communications setting forth various matters governing the Company’s relationship with Communications. These agreements provide for, among other things, the allocation of employee benefit, tax and other liabilities and obligations attributable to the Company’s operations. A description of the Intercompany Agreements is contained in the Company’s Schedule 14A, filed with the SEC on April 7, 2008.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 11, 2008

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
By:	/s/ HERBERT W. HILL, JR.
Herbert W. Hill, Jr.
Senior Vice President / Chief Accounting Officer